EXHIBIT 21


               PRINCIPAL SUBSIDIARIES OF SBC COMMUNICATIONS INC.
                            AS OF DECEMBER 31, 1998



                                       State of             Conducts
        Name                         Incorporation        Business Under

Southwestern Bell                      Missouri               Same
 Telephone Company

Southwestern Bell               Dually incorporated in        Same
 Mobile Systems, Inc.            Delaware and Virginia

SBC International, Inc.                Delaware               Same

Southwestern Bell                      Missouri               Same
 Yellow Pages, Inc.

Pacific Telesis Group                   Nevada                Same

Southern New England                  Connecticut             Same
 Telecommunications
  Corporation